Exhibit 99.1

FOR IMMEDIATE RELEASE:

Ethan Allen Interiors Inc.
Contact: Peg Lupton, Director Investor Relations
(203) 743-8234

Ethan Allen’s Presentation at PiperJaffray’ Consumer
Conference to be Webcast Live on June 10th

DANBURY, CT., June 7, 2004 — Ethan Allen Interiors Inc. (NYSE: ETH) will make a presentation to the investment community via live audio webcast at the PiperJaffray Consumer Conference on Thursday, June 10, 2004 at 1:10 p.m. eastern time. The presentation will be broadcast live on Ethan Allen’s website, www.ethanallen.com/investors .

Commenting on current business trends, Chairman and CEO, Farooq Kathwari, said, “We remain optimistic with respect to the state of consumer confidence and the U.S. economy, both of which have shown considerable signs of improvement during the past two quarters. However, as others have publicly stated, we, too, have been impacted in recent weeks by slower-than-anticipated business conditions. Further, as we announced in April, we are currently undergoing the consolidation of two plants. In addition to the related restructuring costs, which were previously disclosed, the cost of transferring production to other existing domestic plants is likely to have some impact on operations in the current period. Within the next few weeks we anticipate having a clearer picture of how all of these factors will affect the quarterly results. Despite these short-term challenges, our store network and our product selection are as strong as ever, and we remain confident that our business is well-positioned for continued long-term growth.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of over 300 retail stores in the United States and abroad. Ethan Allen has 12 manufacturing facilities, which include 3 sawmills, located throughout the United States.

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